Exhibit 99.1

Viasat Appoints Gary Chase as Chief Financial Officer

Scalable operational finance expertise supports growth plans

CARLSBAD, Calif., August 28, 2024 – Viasat, Inc. (NASDAQ: VSAT), a global leader in satellite communications, today announced the appointment of Gary Chase as Chief Financial Officer, effective September 16, 2024. He will succeed Shawn Duffy, who will remain with Viasat in the role of Chief Accounting Officer.

Mr. Chase joins Viasat from Delta Air Lines, where he most recently served as Senior Vice President of Operational Finance and was a member of the Delta Leadership Committee, a group of top executives reporting directly to the CEO. During his more than 12-year tenure at Delta Air Lines, Mr. Chase oversaw a number of important financial functions, including Financial Planning & Analysis, Investor Relations, and Corporate Planning, as well as Operational Finance. Mr. Chase also served as Delta’s Chief Strategy Officer. Prior to joining Delta, Mr. Chase was an Institutional Investor ranked analyst and Managing Director in equity research at Barclays Capital and Lehman Brothers in New York, having followed the airline and transportation industries for 12 years.

“We are thrilled to welcome Gary to Viasat and look forward to adding his expertise in scaled operational financial systems to support our growth objectives,” said Mark Dankberg, Chairman and CEO of Viasat. “Gary’s extensive operational experience, and his perspective as a Viasat customer, make him well positioned to increase financial and operational automation and rigor, and sharpen our focus on cash generation and Inmarsat integration. He will play a pivotal financial and business oversight role for Viasat, with emphasis on data systems architecture and linking operational and financial metrics, delivering efficiencies, and optimizing our capital structure to create value for our employees, customers, and shareholders.”

Dankberg continued, “We are also very pleased that Shawn will stay on in her newly created role. Since becoming CFO in 2014, Viasat’s revenues have more than tripled to $4.5 billion. Her deep understanding of the industry, as well as our company, make her a valued member of our executive team, and she’ll continue to provide financial advisory, accounting and reporting, tax strategy and governance oversight.”

“I am excited to join Viasat as its next CFO at such an important time in the company’s history,” said Mr. Chase. “I have a tremendous amount of respect for Viasat’s businesses and its global mission of delivering safety and connectivity to customers in the air, at sea, and on land. I look forward to partnering with Mark, Guru, Shawn and the rest of the leadership team to further advance the finance function and its support for Viasat’s strategic initiatives and shareholder value creation.”

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About Gary Chase

Prior to joining Viasat, Mr. Chase led the formation and development of Delta Air Line’s Operational Finance function, charged with developing data and analytics that support business process improvement and transformation. Mr. Chase and his team were responsible for developing and executing the long-term plans and initiatives required for Delta to achieve its strategic and financial objectives. He had previous oversight for the Financial Planning and Analysis, Treasury, Fleet Procurement and Strategy, Investor Relations, Pension Management, and Corporate Audit functions. He is most proud of the high caliber team he leaves behind, the many careers he has helped to develop, and the contributions his former teammates continue to make. Mr. Chase graduated with a bachelor’s degree in economics from Union College and earned his MBA from the Amos Tuck School of Business at Dartmouth.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. With offices in 24 countries around the world, our mission shapes how consumers, businesses, governments and militaries around the world communicate and connect. Viasat is developing the ultimate global communications network to power high-quality, reliable, secure, affordable, fast connections to positively impact people’s lives anywhere they are—on the ground, in the air or at sea, while building a sustainable future in space. In May 2023, Viasat completed its acquisition of Inmarsat, combining the teams, technologies and resources of the two companies to create a new global communications partner. Learn more at www.viasat.com, the Viasat News Room or follow us on Facebook, Instagram, LinkedIn, X or YouTube.

Copyright © 2024 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat Signal are registered in the U.S and in other countries to Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Jonathan Sinnatt/Scott Goryl, External Communications, PR@viasat.com

Lisa Curran/Peter Lopez, Investor Relations, IR@viasat.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to the responsibilities of Mr. Chase and Ms. Duffy, and the resulting benefits to employees, customers and shareholders. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; capacity constraints in our business in the lead-up to the launch of services on our ViaSat-3 satellites; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to successfully develop, introduce and sell new technologies, products and services; changes in the global business environment and economic conditions; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; and our level of indebtedness and ability to comply with applicable debt covenants. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.